Exhibit 10.5

Execution Copy

PURCHASE AGREEMENT

By and Between

SCCP Boise, Limited Partnership,

a Delaware limited partnership,

as seller,

and

St. Luke’s Health System, Ltd.,

an Idaho nonprofit corporation,

as purchaser

Washington Group Plaza,

Boise, Idaho

DATED AS OF SEPTEMBER 29, 2016

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of September 29, 2016 the “Effective Date”), by and between SCCP Boise, Limited Partnership, a Delaware limited partnership (“Seller”), and St. Luke’s Health System, Ltd., an Idaho nonprofit corporation (“Purchaser”).

R E C I T A L S:

A.            Seller is the owner of the Subject Property.

B.            Purchaser desires to purchase the Subject Property from Seller, and Seller desires to sell its interest in the Subject Property to Purchaser, upon and subject to the terms and conditions set forth in this Agreement.

C.            Unless otherwise defined herein, all capitalized words and terms used in this Agreement shall have the meanings ascribed to such words and terms in Exhibit W attached hereto and made a part hereof.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.	Sale of Subject Property.

Seller agrees to sell to Purchaser the property described below (collectively, the “Subject Property”), and Purchaser agrees to buy from Seller the Subject Property, upon and subject to the terms and conditions herein contained:

  (a)            Real Property.  The Real Property.

  (b)            Leases.   The Leases and all rights, title and interest in and to any and all executory letters of intent, term sheets and other documentation relating to prospective leases of any portion of the Land or Improvements.

  (c)            Contracts.    The Contracts. On or before the Contingency Date, Purchaser shall advise Seller, in writing, of any Contracts that Purchaser does not desire to be assigned to and assumed by Purchaser at Closing, and any such Contracts, shall be terminated by Seller at Seller’s cost, prior to Closing. Failure by Purchaser to notify Seller prior to the Contingency Date shall constitute an election by Purchaser to have all of the Contracts terminated prior to Closing and not assumed by Purchaser.

  (d)            Warranties.   The Warranties.

  (e)             Intangibles.  The Intangibles.

  (f)            Personal Property.  The Personal Property.

Anything herein to the contrary notwithstanding, the Subject Property specifically excludes, and Seller hereby reserves to itself, the following:

   (y)          the Excluded Personal Property; and

   (z)          the right to commence, prosecute and complete any and all contests and appeals that may be available with respect to Taxes pertaining to the Real Property which are allocable to the period prior to the year in which the Closing Date occurs, and any and all refunds and proceeds that may be payable as a result of any such contests or appeals of Taxes, all as more specifically set forth in Section 9(a).

2.	Purchase Price.

Purchaser shall pay to Seller, as consideration for the purchase of the Subject Property, an amount equal to Eighty Six Million Five Hundred Thousand and No/100 Dollars ($86,500,000.00) (the “Purchase Price”). The Purchase Price shall be payable as follows:

  (a)            Within two (2) business days after the Effective Date, Purchaser shall deposit the Initial Earnest Money with the escrow department of the Title Company pursuant to the Escrow Agreement.

  (b)            If this Agreement has not terminated on or before the Contingency Date, then within two (2) business days after the Contingency Date, Purchaser shall deposit the Additional Earnest Money with the escrow department of the Title Company pursuant to the Escrow Agreement, it being understood that if Purchaser fails to timely deposit the Additional Earnest Money, then such failure shall constitute an election by Purchaser to terminate this Agreement on and as of the Contingency Date, in which event, this Agreement shall terminate (other than the indemnity obligations of Purchaser set forth in Section 3(b) and the indemnity obligations of Purchaser set forth in Section 13 of this Agreement, and any other obligations that specifically survive the termination hereof in accordance with the terms of this Agreement, which obligations shall survive any such termination), the Initial Earnest Money shall be returned to Purchaser and Purchaser and Seller shall execute any document reasonably required by either party to evidence such termination. All or a portion of the Earnest Money shall, at Purchaser’s election, be credited against the Purchase Price at Closing and any amounts not credited at Closing shall be refunded to Purchaser. The Earnest Money shall be refundable at any time prior to the Contingency Date and shall be non-refundable after the Contingency Date, except as otherwise expressly provided herein. If the Earnest Money or any portion thereof is to be refunded to Purchaser as expressly provided herein, then the Earnest Money shall be delivered to Purchaser within two (2) business days of written demand by Purchaser therefor, and each party shall execute such instructions to the Title Company as are necessary to effect such refund.

  (c)            The balance of the Purchase Price, plus or minus prorations and other adjustments, including any Purchaser Lease Credit, if any, together with any Capital Reimbursements due from Purchaser, if any, shall be paid into the Title Company’s escrow account at Closing by wire transfer of immediately available funds.

3.	Conditions Precedent to Closing.

Purchaser’s obligation to consummate the transaction contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions (“Conditions Precedent”) on or before the Contingency Date:

  (a)             Title/Survey.  Seller, at its sole cost and expense, shall furnish to Purchaser as soon as possible, but in no event later than, within seven (7) business days after the Effective Date, the following: (i) a current title commitment for an extended coverage owner’s title insurance policy with respect to the Real Property issued by the Title Company (“Commitment”) together with copies of all underlying title documents listed in the Commitment (other than any of Seller’s financing documents), with the commitment of the Title Company to insure fee title to the Real Property and to delete exceptions 1 through 5 with respect to the Real Property, and (ii) the most recent ALTA survey for the Real Property to the extent in Seller’s records. Purchaser, at Purchaser’s sole cost and expense, shall have the right to require (i) that such survey be certified to Purchaser and Purchaser’s lender, and (ii) that such survey be updated and revised to add any additional Table A items reasonably required by Purchaser or Purchaser’s lender. If the Survey discloses survey defects or other matters or if the Commitment shows exceptions or other matters that are objectionable to Purchaser, which are not attributable to the acts and/or omission of Purchaser or its Affiliates, and/or the Title Company refuses to issue any endorsement requested by Purchaser which is otherwise available in the State of Idaho due solely to the unique characteristic of the Real Property, then Purchaser shall notify Seller, in writing (the “Title Notice”), on or before the date that is ten (10) days prior to the Contingency Date, specifying any such objectionable matter. If Purchaser timely delivers the Title Notice, then on or before the Contingency Date, Seller may provide Purchaser with adequate assurances in writing that any such objectionable matter will be removed or endorsed over to Purchaser’s satisfaction on or before Closing and any election by Purchaser to proceed beyond the Contingency Date shall be subject to such Title Notice, the provisions of this Section 3(a) and Purchaser’s right to terminate and receive the return of the Initial Earnest Money subject to and in accordance with the conditions and limitations herein contained. Seller shall not be in breach or default of this Agreement if Seller does not give Purchaser such assurances, it being understood that Seller shall have no duty or obligation to cause any such objectionable matters to be removed or endorsed over. Notwithstanding anything contained herein, Seller shall remove any mortgage, tax, judgment or other monetary lien of a definite or ascertainable amount encumbering the Real Property caused, permitted or suffered by Seller or any party claiming by or through Seller (specifically excluding liens attributable to the failure of a tenant to pay for work performed at such tenant’s request). If Seller does not elect to provide such assurances, or if Purchaser is not satisfied with any assurances provided by Seller, then Purchaser shall have the right, by giving written notice (the “Title Election Notice”) to Seller no later than the Contingency Date, to elect either of the following as its sole remedy: (1) proceed to Closing and acquire the Subject Property subject to the matters to which Purchaser objected in the Title Notice (which matters shall then constitute Permitted Encumbrances), without reduction in the Purchase Price; or (2) terminate this Agreement as provided in the last grammatical paragraph of this Section 3 in which event the Earnest Money shall be returned to Purchaser and the parties shall be released of all obligations arising hereunder except those that specifically survive the termination hereof in accordance with the terms of this Agreement. If Purchaser does not give Seller the Title Election Notice on or before the Contingency Date, then Purchaser shall be deemed to have elected to terminate this Agreement under clause (2) in the preceding sentence. The following matters shall constitute “Permitted Encumbrances”: (i) matters disclosed by the Commitment or the Survey which are not objected to by Purchaser; (ii) matters disclosed by the Commitment or the Survey which are objected to by Purchaser but are waived in writing by Purchaser; and (iii) the matters contained in Exhibit G attached hereto and made a part hereof; any other matters shall constitute “Unpermitted Encumbrances.” Within ten (10) business days following the Contingency Date, Seller and Purchaser shall prepare and execute a list memorializing the Permitted Encumbrances, which list shall be incorporated herein by reference and made a part hereof as Exhibit G. Failure by Purchaser to deliver the Title Notice within the time period prescribed above shall constitute an election by Purchaser to terminate this Agreement, in which case this Agreement shall terminate (other than the indemnity obligations of Purchaser set forth in Section 3(b) and the indemnity obligations of Purchaser set forth in Section 13 of this Agreement, and any other obligations that specifically survive the termination hereof in accordance with the terms of this Agreement, which obligations shall survive any such termination), the Earnest Money shall be returned to Purchaser and Purchaser and Seller shall execute any document reasonably required by either party to evidence such termination.

  (b)            Tests.    Seller shall furnish or make available to Purchaser within five (5) days of the Effective Date and, provided this Agreement has not been terminated and Purchaser is not in breach or default hereunder beyond any applicable grace or cure period, Seller will continue to make available to Purchaser, the Due Diligence Items with respect to the Subject Property via the Electronic Data Room, subject to the conditions and limitations herein contained. From and after the Effective Date through the Contingency Date, Seller shall allow Purchaser and Purchaser’s officers, employees, agents, attorneys, accountants, architects, consultants and engineers access to the Real Property, subject to the rights of the tenants under their respective Leases, without charge and at all reasonable times for the purpose of making such inspections, tests, and verifications (collectively, “Tests”) as they shall deem reasonably necessary or appropriate, but Purchaser shall not undertake any invasive Tests without Seller’s prior written consent. On or before the Contingency Date, Purchaser shall be satisfied, in its sole and absolute discretion, with the results of the Tests and all aspects of the Subject Property and this transaction, and if Purchaser is not so satisfied, Purchaser may terminate this Agreement for any reason or no reason as provided herein. Purchaser shall pay all costs and expenses of the Tests and agrees to defend, indemnify and hold harmless Seller and its agents, employees and contractors and the Subject Property from and against any and all loss, cost, damage, liability, settlement, lien, cause of action or threat thereof or expense (including, without limitation, reasonable attorneys’ fees and costs) arising from or relating to the Tests, provided that such indemnity shall not be applicable to conditions merely discovered by Purchaser but not caused by Purchaser except to the extent that in the performance of any Tests, Purchaser unreasonably exacerbates, aggravates or makes worse any previously undisclosed condition existing on the Subject Property as of the date of the conduct of the Tests, nor shall such indemnity extend to loss, damage or claims to the extent caused by the negligence of Seller or its agents. Within five (5) days of Seller receiving written notice of any claim that is subject to Purchaser’s indemnification hereunder, Seller shall notify Purchaser of such claim and thereafter Purchaser shall have the right, at Purchaser’s cost, to assume and control the defense of such claim with counsel selected by Purchaser and reasonably acceptable to Seller, provided Seller may employ independent counsel, at Purchaser’s sole cost and expense, to defend Seller in the event of a conflict between the defense of Purchaser and Seller. Purchaser shall maintain a policy of commercial general liability insurance (providing at least as broad as the current ISO form) with coverages of not less than $2,000,000.00 per occurrence with respect to the Subject Property and Purchaser’s activities on or about the Subject Property, insuring Seller and Seller’s lender (as their respective interests may appear), and the Property Manager as additional insureds (provided that Seller shall notify Purchaser in writing of the name of Seller’s lender and Property Manager for purposes of such certificates), and shall deliver a copy of an ACORD insurance certificate (Form 27 or equivalent) evidencing such coverage prior to Purchaser’s first entry on the Subject Property, it being agreed that in lieu of Purchaser maintaining such insurance, Purchaser may cause all of its agents who conduct any of the Tests to maintain such insurance, provided such agents comply with all of the requirements of this Section 3(b). Purchaser shall promptly repair and restore any damage to the Subject Property caused by Purchaser’s testing and, to the extent the condition of the Subject Property is changed as a result of the Tests, return the Subject Property to substantially the same condition as existed prior to the conduct of the Tests. No Tests shall be done without Purchaser providing Seller and the Property Manager at least three (3) business days advance written notice of the date and time when such Tests are to be performed, and, at Seller’s option, a representative of Seller may be present. All Tests shall be conducted in such a manner so as to minimize interference with the operation of the Subject Property and the business of tenants and occupants. Except as provided below, Purchaser shall not interview, correspond with or otherwise contact any tenant under any Lease at any time concerning such tenant’s lease or occupancy in the Subject Property before the date which is one hundred eighty (180) days before the Closing Date. Any tenant interviews performed under this clause shall be scheduled by Seller and/or the Property Manager within three (3) business days of Purchaser requesting such tenant interviews. Purchaser shall not communicate with any tenant relative to said tenant’s lease and/or occupancy in the Subject Property without a representative of Seller having been given an opportunity to participate in such communication, it being understood that Purchaser may interface with any tenant on all matters unrelated to the tenant’s relationship with the landlord, its lease, or its possessory interest in the Subject Property. If any tenant initiates communications directly with Purchaser concerning such tenant’s lease or occupancy in the Subject Property, Purchaser shall defer any discussions with such tenant until such time as Purchaser has provided at least three (3) business days advance written notice to Seller of such intent to communicate and Seller having the right to participate in such communication. If, prior to the Contingency Date, in the course of reviewing its Tests, the Due Diligence Items and other information obtained by Purchaser, Purchaser reasonably determines that there is or may be a concern regarding any tenant lease and/or the landlord’s or tenant’s compliance with the terms of said lease that would be revealed in a properly completed estoppel certificate in the form of Exhibit I attached hereto, Tenant shall inform Seller in writing of such concern with specificity and may request an interview with such tenant solely for the purpose of discussing the concern articulated in Purchaser’s notice. In that event, Seller shall schedule such interview as provided above and Seller may participate in such interview as provided above. The indemnity, defense and hold harmless obligations of Purchaser under this Section 3(b) shall survive Closing (or termination) of this Agreement, notwithstanding any provision to the contrary herein contained.

  (c)            Board and Officer Approval.  It is a further Condition that (a) the Board of Directors of St. Luke’s Health System, Ltd. at its November 15, 2016 meeting authorizes one or more of its officers to approve, in their discretion, all aspects of the Subject Property and this transaction within parameters consistent with the terms of this Agreement and to take all action necessary to consummate this transaction; and (b) the officers so authorized by such board approve, in their discretion and within such parameters, all aspects of the Subject Property and this transaction prior to the Contingency Date.

  (d)            Delivery of Due Diligence Items. Within five (5) days of the date hereof, Seller shall (i) deposit the Due Diligence Items in the Electronic Data Room and (ii) provide electronic access to the Electronic Data Room to Purchaser, and such parties as Purchaser may designate in writing. Seller may, during the term, supplement the deposits into the Electronic Data Room during the term of this Agreement with additional information, provided, however, in each such case, Seller shall provide written notice to Purchaser of the additional deposit in the Electronic Data Room.

  (e)            Financing. While Purchaser may pursue, after the Contingency Date, financing and/or an equity investment in connection with Purchaser’s purchase under this Agreement, Purchaser’s obligation to close hereunder shall not be contingent upon the availability of and/or closing on any financing and equity investment.

Prior to Closing, Purchaser agrees to keep and maintain in strict confidence (and shall instruct its consultants, Affiliates, prospective lenders and prospective investors to keep and maintain in strict confidence) all information related to the Subject Property which is generated by or on behalf of Purchaser or delivered to Purchaser or its consultants by Seller or its representatives, including, without limitation, all books, records, reports, surveys, studies, plans, assessments, leases, licenses, agreements and other documents. The foregoing restrictions do not apply to information in the public domain as a result of lawful disclosure, or if disclosure is required under applicable laws, including, without limitation, governmental regulatory, disclosures, tax and reporting requirements. Purchaser shall provide to Seller (at no cost to Seller) true and complete copies of all reports, test results, surveys and other results of its Tests relating to the physical condition and/or other attributes of the Subject Property (i.e., surveys, environmental reports, zoning reports, property condition reports) obtained by Purchaser which are prepared by third parties promptly following any election by Purchaser to terminate this Agreement. Any such items provided by Purchaser shall be without representation or warranty by Purchaser as to the accuracy, completeness or reliability of same. In no event shall Purchaser be obligated to provide to Seller any appraisals, opinions of value or financial analyses performed by or for Purchaser in connection with its investigations of the Subject Property.

On or before the Contingency Date, Purchaser shall notify Seller in writing if the Conditions Precedent in subsections 3(a), (b) and (c) have not been satisfied or waived by Purchaser, in Purchaser’s sole and absolute discretion. If Purchaser so timely notifies Seller or if Purchaser fails to notify Seller on or prior to the Contingency Date as to whether the Conditions Precedent in subsections 3(a), (b), and (c) have or have not been satisfied or waived by Purchaser, then this Agreement shall terminate and the Earnest Money shall be returned to Purchaser provided Purchaser and Seller shall execute any document reasonably required by the other party to evidence such termination. Upon such termination, neither party will have any further rights or obligations (other than the indemnity obligations of Purchaser set forth in Section 3(b) and the indemnity obligations of Purchaser set forth in Section 13 of this Agreement, and any other obligations that specifically survive the termination hereof in accordance with the terms of this Agreement, which obligations shall survive any such termination) regarding this Agreement.

  (f)            Subordination, Nondisclosure and Attornment Agreements. Sixty (60) days prior to the Closing, Purchaser shall have the right to request that Seller request from each tenant under a lease a subordination, non-disturbance and attornment agreements (“SNDAs”) in favor of Purchaser and Purchaser’s lender, if any, from all tenants under Leases, other than a Purchaser Lease, in the form reasonably requested by Purchaser’s lender, if any. Seller shall exert commercially reasonable efforts to obtain the SNDAs, but it shall not be a default by Seller hereunder if any tenant fails to deliver same or if delivered, such SNDA is not in the form requested by Purchaser. The receipt of the requested SNDAs shall not be a condition to Purchaser’s obligation to close on the Closing Date.

4.	Covenants by Seller.

Seller covenants and agrees with Purchaser that from the Effective Date until the Closing Date, Seller shall conduct its business involving the Real Property as follows, and during such period shall (except as specifically provided to the contrary herein):

  (a)            From and after the Effective Date until the Contingency Date, Seller shall have the right, upon as much advance notice as is reasonably possible (not less than five (5) days) written notice to Purchaser, but without Purchaser’s prior consent, to create on the Real Property any easements for utilities, ingress and egress, or otherwise, which are determined by Seller to be required and/or which are requested by any governmental entity. Purchaser shall have the right to provide comments on the form of any such easement which Seller agrees to reasonably consider and Seller shall provide a true and complete copy of any such easements to Purchaser promptly upon the execution of such easement by Seller.

  (b)          From and after the date Purchaser delivers to Seller a formal waiver of all Conditions Precedent set forth in Sections 3(a), (b) and (c), refrain from transferring the Real Property except (i) to an Affiliate (which transfer, if any, will be made subject to the rights of Purchaser under this Agreement), or (ii) with Purchaser’s prior written approval, creating on the Real Property any easements affecting the Real Property, provided however, any easement on, over or across the Real Property which is requested by any governmental authority having jurisdiction over the Subject Property, which is necessary for the extension of utilities to any portion of the Real Property, or which is required as a condition to Seller’s right to subdivide the Subject Property into one or more parcels, shall be provided to Purchaser for Purchaser’s comment in writing as far in advance of Seller’s execution of same as is reasonably possible (at least five (5) days) and Seller agrees to reasonably consider Purchaser’s comments to same, but Purchaser’s consent shall not be required and, provided further, that any easement or right of way granted by Seller pursuant to this Section 4(b) without Purchaser’s prior written approval shall be provided to Purchaser promptly following the execution of same by Seller. Prior to entering into any easement which requires Purchaser’s approval, Seller shall deliver to Purchaser a copy of any proposed easement, which shall be deemed approved if Purchaser does not object within ten (10) business days after delivery of the easement. If approved or deemed approved such easement will be a Permitted Encumbrance. Notwithstanding the foregoing, Seller shall not grant an easement requested by any governmental authority having jurisdiction over the Subject Property without Purchaser’s consent unless Seller reasonably concludes that it is compelled to do so.

  (c)            Refrain from removing any fixture or equipment; provided, however, nothing herein shall preclude Seller or the Property Manager from replacing any equipment, supplies or machinery with like or better equipment, supplies or machinery in the ordinary course of operating the Real Property.

  (d)            Refrain from entering into any contracts or other agreements (other than lease agreements and amendments) regarding the Real Property (other than contracts in the ordinary course of business which by their terms terminate before Closing or which are cancelable by either party thereto without penalty within thirty (30) days after giving notice thereof) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, and which consent shall be deemed given if Purchaser does not object to Seller’s request for approval within ten (10) business days after request for such consent by Seller.

  (e)            Promptly notify Purchaser of any written notice received by Seller of any increase in any real estate taxes or special assessments with respect to the Real Property.

  (f)            Subject to the terms of Section 4(j) below, operate, maintain, repair and insure, or cause to be operated, maintained, repaired and insured, the Real Property in a manner consistent with Seller’s operation, maintenance, repair and insurance of the Real Property during its ownership prior to the Effective Date. At Closing and subject to the terms of Section 4(j) below and this Section 4(f), Section 5 and the other terms of this Agreement, Seller shall cause the Subject Property to be in substantially the same condition as existed on the Contingency Date, ordinary wear and tear and damage by casualty and condemnation excepted and further subject to the acts and/or omissions of Purchaser and/or its Affiliates. Seller shall promptly provide to Buyer in the form received (but without any representation or warranty as to the accuracy and completeness of same) copies of all written reports relating to the maintenance, repair and operation of the Subject Property (including but not limited to rent rolls and logs of tenant issues) prepared by the Property Manager and delivered to Seller concerning the Subject Property, and cause the Property Manager to be available for meetings with Seller or its designated agent on a regular basis (not more often than once per calendar month) to discuss such materials.

  (g)            From and after the Effective Date, use commercially reasonable efforts to perform all obligations of Seller under the Leases as and when same mature, and enforce, or cause to be enforced, the obligations of any tenant under any Lease with respect to the Real Property in accordance with the terms thereof, except Seller shall not be obligated to initiate legal proceedings against any tenant (including, but not limited to, collecting any sums or to dispossess a tenant) unless Seller determines, in the exercise of its commercially reasonable business judgment, it is prudent to do so.

  (h)            From and after the Effective Date and so long as Purchaser is not otherwise in default hereunder, and/or under any Purchaser Lease beyond any applicable notice and cure periods, refrain from entering into any new lease or amending any Lease with respect to space within the Real Property other than a Permitted Renewal without Purchaser’s written consent which shall not be unreasonably withheld, conditioned and/or delayed. As used in this Agreement, “Permitted Renewal” means an extension of an Existing Lease under which the tenant has no options to extend and which by its terms will otherwise expire within two years after the Effective Date, provided such Permitted Renewal is on the terms as provided for said Existing Lease, but at rental rates equal to or greater than 90% of the then published asking rents and for a term of not greater than five (5) years; provided further, that extensions of the Existing Lease of Fast Enterprises (Suite 720 in the Plaza IV Building) and the Existing Lease of Spectraguard a.k.a. SG Acquisitions LLC (Suite 102 of the Central Plaza Building) are not Permitted Renewals. Notwithstanding the above, Purchaser shall have no right to approve a new lease or an amendment to an Existing Lease with the State of Idaho, by and through the Idaho State Tax Commission (“ISTC”), so long as the same expires (either by its terms or pursuant to right of early termination exercised by Seller prior to Closing) on or before June 30, 2018. Seller shall pay, prior to Closing, any termination fee associated with any such right of early termination of the ISTC lease.

  (i)            Notify Purchaser in writing within five (5) business days (and in any event, prior to the Closing) after receiving written notice of or Seller acquiring knowledge of (as defined in Section 5):

 (i)          Any fact or event which would make any of the representations or warranties of Seller contained in this Agreement untrue or misleading in any material respect or which would cause Seller to be in violation of any of its covenants or other undertakings or obligations hereunder.

 (ii)         Any violation of any law, ordinance or regulation affecting the Subject Property or any portion thereof.

 (iii)        Any proposed change in any zoning or law affecting the use or development of the Real Property or any part thereof.

 (iv)        Any current or pending (or threatened and unresolved) litigation which affects the Subject Property or any part thereof.

 (v)         Any damage or destruction (excluding normal wear and tear) to the Subject Property or any part thereof.

 (vi)        Any pending or threatened (and unresolved) condemnation or eminent domain proceeding affecting the Real Property or any part thereof.

 (vii)       Any threatened (and unresolved) or pending proceeding in bankruptcy or insolvency of any tenant under any Lease.

 (viii)      Any material default covered by (1) any of the Warranties or (2) under any other agreement entered into by Seller affecting all or any material portion of the Subject Property.

 (ix)        Any written notice or other communication from the United States Environmental Protection Agency or any other federal, state or local governmental authority having jurisdiction over the Real Property, with respect to (i) any alleged violation concerning the Real Property of any Environmental Laws; or (ii) the handling, release, use, discharge, storage or disposal of any Hazardous Materials at, on or from the Real Property.

 (x)         Any written notice of default received from any tenant under any Lease concerning the failure of the landlord thereunder to keep, perform or observe any term, covenant, condition, agreement or provision on the landlord’s part to be kept, performed or observed under such Lease. Seller shall also notify Purchaser of any written notice of default given by the landlord to any tenant under any Lease concerning the failure by such tenant to keep, perform or observe any term, covenant, condition, or agreement on the tenant’s part to be kept, performed or observed under such Lease. Seller shall provide Purchaser with a true and complete copy of any written notice of default received by Seller or its agents from or on behalf of any tenant under any Lease concerning the failure by the landlord to keep, perform or observe any term, covenant, condition, agreement on the landlord’s part to be kept, performed or observed under such Lease.

For purposes of Section 4(i), “material” means any event, act or omission which could reasonably be expected to adversely impact any portion of the Subject Property by at least $25,000.00 or more.

  (j)            From and after the Effective Date, prior to undertaking any repairs, maintenance or replacements on the Subject Property which would be capitalized in accordance with generally accepted accounting principles or Seller’s historical operating procedures, Seller shall provide ten (10) business days advance written notice to Purchaser of Seller’s intent to undertake such capital repairs. Said notice shall indicate the anticipated cost to be incurred, as well as Seller’s reasonable estimate of the useful life of such improvement, repair and/or replacement. Seller shall not undertake such capital repairs on the Subject Property which exceed $20,000.00 unless approved by Purchaser, it being acknowledged that Purchaser’s approval shall not be unreasonably withheld, conditioned or delayed nor shall Purchaser’s consent be required if an emergency situation is present, such capital repairs are necessary to protect the safety of the public and/or are required to be performed pursuant to any lease affecting all or any portion of the Subject Property or by any law, rule, regulation applicable to the Subject Property. Purchaser shall be deemed to approve such capital repairs if no objection is received by Seller within said ten (10) business day period. At Closing, Purchaser shall reimburse Seller for the then unamortized value of all such capital repairs undertaken by Seller using the useful life provided by Seller in such notice (the “Capital Reimbursement”). Capital Reimbursements shall include, but not be limited to, the unamortized cost of all costs and expenses incurred by Seller in effecting any capital repairs and/or replacements to the common areas on the Subject Property, structural repairs to any building on the Subject Property, and/or the mechanical systems servicing any improvements on the Project.

  (k)            From and after the Effective Date (but excluding the ISTC lease and any Permitted Renewal), Seller shall not, during the term hereof, enter into any lease (or amendment extending the term or expanding the space of any Lease which requires Seller’s consent under the applicable Lease) without first providing to Purchaser the right of first refusal to lease the space that is the subject thereof on the terms and conditions as may be proposed by the proposed tenant and which are otherwise acceptable to Seller. Seller shall furnish Purchaser with a term sheet describing the terms of any such proposed lease or amendment, together with reasonable written evidence of the prospective tenant’s approval thereof. Purchaser shall have ten (10) business days from the receipt of said term sheet from Seller to provide written notice to Seller of Purchaser’s irrevocable election to exercise its right of first refusal to lease as contained in this Section 4(k). If Purchaser exercises its right of first refusal to lease, as contained in this Section, then Purchaser and Seller, as tenant and landlord, shall execute, within thirty (30) days of Purchaser’s election, a lease for such space containing the terms and conditions as set forth in the term sheet triggering Purchaser’s right of first refusal and otherwise using the form of lease between Purchaser and Seller pursuant to which Purchaser leases approximately 111,381 rentable square feet primarily in Plaza IV of the Subject Property (the “Plaza IV Lease”). Any lease executed by Seller and Purchaser as landlord and tenant hereunder pursuant to this Section 4(k) shall be deemed to be a Purchaser Lease for all purposes hereunder. In the event Purchaser fails to timely and properly exercise its right of first refusal to lease as provided in this Section 4(k), then Purchaser shall be deemed to have waived such rights as it relates to such tenant and such space and Seller shall have the right to proceed with such leasing opportunity in accordance with such term sheet and such lease shall be deemed to be approved by Purchaser pursuant to Section 4(h), so long as it is in accordance with such term sheet and otherwise on Market Terms. If such lease is not in accordance with such term sheet and otherwise on Market Terms and does not contain an early termination right of landlord exercisable without cost or expense upon ninety (90)

days’ notice, Purchaser shall have the right to approve such lease pursuant to Section 4(h). In that event, Purchaser shall be deemed to approve such lease if no objection is received by Seller within ten (10) business days of Purchaser’s receipt of the proposed lease. With respect of any lease executed by Seller after Purchaser has waived its right of first refusal to lease as provided in this Section 4(k), Purchaser agrees, at Closing, to reimburse Seller for all of the unamortized Lease Incentive Expenses incurred by Seller in connection with said lease, which Lease Incentive Expenses shall be amortized on a straight line basis over the primary term of said lease. Purchaser may assign its rights under this paragraph to any Affiliate of St. Luke’s Health Systems, Ltd., so long as Purchaser guaranties the obligations of the tenant under any resulting lease in a form reasonably acceptable to Seller. Seller shall promptly provide Purchaser with copies of all Approved New Leases.

  (l)            Seller shall provide to Purchaser thirty (30) days before Closing (i) a schedule certified by Seller detailing all of the landlord’s obligations to construct tenant improvements with respect to any Approved New Lease, or to pay for or incur any Lease Incentive Expenses with respect to the Approved New Lease, which will not be paid and performed in full by Seller prior to Closing, and (ii) updated Exhibit B-1 and B-2.

5.	Representations and Warranties by Seller.

As used in this Agreement, the phrase “Seller’s knowledge” or words of similar import shall mean the actual knowledge of Greg Tylee of City Office Management, ULC, without independent investigation or inquiry other than a commercially reasonable examination of the files in the possession of Seller or Property Manager. Seller represents and warrants that the foregoing individual is the most knowledgeable about the Real Property. Purchaser acknowledges and agrees that Greg Tylee shall have no personal liability under this Agreement or in connection with the transactions contemplated hereby. Subject to the foregoing, Seller represents and warrants to Purchaser as of the Effective Date (and, subject to the provisions and other limitations of this Section 5 shall be deemed to have represented and warranted again as of Closing) as follows:

  (a)            Authority.   Seller is a limited partnership, duly organized and validly existing and in good standing under the laws of the State of Delaware and is qualified to do business if and to the extent required in the State of Idaho; Seller has the requisite power and authority to enter into and perform this Agreement, all Seller’s Closing Documents and all Joint Closing Documents; this Agreement has been, and all Seller’s Closing Documents and all Joint Closing Documents will be, duly authorized by all necessary action on the part of Seller and have been or will be duly executed and delivered; such execution, delivery and performance by Seller of such documents will not conflict with or result in a violation of Seller’s organizational documents, or any judgment, order, or decree of any court or arbiter to which Seller is a party; and such documents are valid and binding obligations of Seller, and are enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, creditor’s rights and other similar laws.

  (b)            Utilities.   Seller has not received any written notice of actual or threatened reduction or curtailment of any utility service now supplied to the Real Property. Seller has not received any written notice that any of the water, sewer, gas, electric, telephone, and drainage facilities or other utilities required by law or by the normal operation of the Real Property is not installed across public property or valid easements to the property lines of the Real Property or is not installed in material compliance with all requirements of law. To Seller’s knowledge, all utilities necessary for the existing use, operation and occupancy of the Real Property as an office complex are available to the Real Property and have not been discontinued, and the cost of the original installation of such utilities has been fully paid.

  (c)            Hazardous Materials.    To Seller’s knowledge, except as shown on the Environmental Reports or on any environmental assessment received by Purchaser, the Real Property is not in violation of any Environmental Laws. Seller further represents and warrants that, except as shown on the Environmental Reports or on any environmental assessment received by Purchaser, to Seller’s knowledge (i) during Seller’s ownership of the Real Property, Seller has not used, manufactured, stored or disposed of, on or under the Real Property or transported to or from the Real Property Hazardous Materials in reportable quantities in violation of applicable Environmental Laws other than those Hazardous Materials allowed under Environmental Laws and customarily used, manufactured, stored, disposed of or transported in the ordinary course of construction, repair, maintenance and operation of the Real Property, including, without limitation, pesticides, fertilizers, solvents, cleansers and other cleaning supplies and materials, and (ii) no third party has used, manufactured, stored or disposed of, on or under the Real Property any Hazardous Materials in violation of applicable Environmental Laws or transported to or from the Real Property any Hazardous Materials in quantities required to be reported under Environmental Laws. To Seller’s knowledge, Seller has not received any written notice that the Real Property is in violation of any Environmental Laws from any applicable governmental authority having jurisdiction over the Real Property.

  (d)            Employees.   Seller has no employees working at the Real Property, it being understood that the Property Manager is not an employee of Seller.

  (e)            FIRPTA.      Seller is not “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

  (f)             Proceedings.  There is no action, litigation, investigation, condemnation or proceeding of any kind pending or, to Seller’s knowledge, threatened against Seller which would have a material and adverse effect on the ability of Seller to perform its obligations under this Agreement, and affecting or against any portion of the Subject Property.

  (g)            Condition of the Real Property.     Seller has received no written notice from any governmental authority having jurisdiction over the Real Property of any violation of any applicable law, rule, regulation, or code of any applicable governmental authority having jurisdiction thereof which has not been cured or remedied, and no written notice that the Subject Property is not in compliance with any private covenants or restrictions. To Seller’s knowledge, the Subject Property is currently in compliance with all such laws, rules, regulations, codes, covenants and restrictions.

  (h)            Books and Records.  To Seller’s knowledge, the books and records relating to the Real Property which have been made or will be made available to Purchaser in the Electronic Data Room, (including those which have been prepared by the Property Manager), are the books and records used by the Seller and Property Manager in the operation and management of the Subject Property and Seller has no reason to believe same are not accurate and complete.

  (i)              Leases.  The Leases set forth on Exhibit B-1 constitute all of the leases, licenses or other occupancy or use agreements or binding commitments with respect to the Real Property, including, without limitation, all amendments, modifications and side agreements thereto with respect to the Real Property, which are in effect as of the Effective Date (excluding the Purchaser Lease).

   (i)          With respect to the Leases (excluding any Purchaser Leases): (i) except as shown on Exhibit B-1, there are no agreements with tenants other than the Leases which materially affect the rights or obligations of landlord or tenant under the Leases; (ii) except as shown on Exhibit B-2 attached hereto and made a part hereof, there are no existing breaches or defaults by landlord under any of the Leases which with the passage of time or the giving of notice or both, would constitute an event of default under any such Lease entitling any tenant to exercise any material remedy and the Leases are in full force and effect; (iii) there are no rent delinquencies of more than thirty (30) days and no existing breaches or defaults by any tenant under any of the Leases which with the passage of time or the giving of notice or both, would constitute an event of default under any such Lease except as shown on Exhibit B-2; (iv) Seller has received no written notice of any bankruptcy or insolvency proceedings pending or threatened with respect to the tenants under the Leases and no tenant has asserted any defense, setoff or claim with respect to its tenancy except as set forth on Exhibit B-2; (v) no person has acquired from Seller any options or rights to lease space in the Real Property or to extend any Lease or rights of first refusal or offer for space in the Real Property except as set forth in the Leases; (vi); Landlord holds no security or other tenant deposits except as set forth on Exhibit B-2, (vii) except for leases where the State of Idaho, and/or its divisions, is the tenant (including the ISTC), no tenant has paid rent more than one month in advance, and (viii) all landlord’s obligations to construct tenant improvements have been performed and Lease Incentive Expenses have been paid and incurred except as set forth on Exhibit B-2; and

  (ii)         With respect to the Existing Leases, there are no brokerage commissions or fees now owed by Seller or that will become due in the future in connection with the Leases except as set forth in Exhibit B-2.

  (j)            Special Assessments.  Except as shown on any tax bills delivered to Purchaser and the Commitment, Seller has received no notice, in writing, of any special assessment which affects the Real Property.

  (k)           Permits, et al.    Seller has received no written notice that it has not obtained any approvals, permits, licenses, permits, easements, or rights-of-way, including proof of dedication, required from any governmental authority having jurisdiction over the Real Property or from private parties to permit the present use of the Real Property.

  (l)            Outstanding Work.  Except as described in the schedule to be provided by Seller in Section 5(i)(ii), there are no outstanding contracts made by Seller for any improvements to the Real Property, payment of which is due and owing, which have not been or will not be fully paid for at Closing except in the case of any tenant punchlist items. Seller shall cause to be discharged or endorsed over all mechanics’ and materialmen’s liens arising from any labor or materials furnished by Seller prior to Closing which pertain to the Real Property.

  (m)          Full Disclosure.  The copies of any documents with respect to the Subject Property contained and/or deposited after the Effective Date in the Electronic Data Room are true and complete copies of the document they purport to be.

  (n)           Financial Information; Bankruptcy.  Seller (i) is not in receivership or dissolution, (ii) has not made an assignment for the benefit of creditors or admitted in writing the inability to pay its debts as they mature, and (iii) has not been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the Federal bankruptcy laws or any similar law or statute of the United States or any jurisdiction and no such petition has been filed against Seller, and to the best of Seller’s knowledge, none of the foregoing are pending or contemplated.

  (o)           Terrorist Organization Lists.  Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order, or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions described herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions described herein, directly or indirectly, on behalf of, any such person, group, entity or nation.

  (p)           ERISA.   Seller is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plans.

  (q)           Other Purchase Rights.  No person, other than Purchaser or its Affiliates, has any contract, agreement, option or right of first refusal with Seller to purchase the Real Property or any portion thereof or interest or estate therein, except for the ISTC, which rights are fully subordinated to the rights of Purchaser hereunder.

  (r)           Title.     Seller has obtained upon its acquisition of the Subject Property an owner’s policy insuring it as the holder of fee simple title in the Real Property. Seller owns all interests in the Personal Property.

The representations and warranties of Seller under this Agreement shall survive Closing in the manner described in Section 6(b) of this Agreement.

If, prior to the Contingency Date, the Chief Financial Officer of St. Luke’s Health System, Ltd. obtains actual knowledge (without duty of investigation) of any change in circumstances after the Effective Date that affects the validity and/or accuracy of any representation or warranty made by Seller under this Section 5 (it being agreed that the CFO shall be deemed to have actual knowledge of the materials and information contained in the Electronic Data Room more than thirty (30) days before Closing or if Seller notifies Purchaser of such change in circumstances in writing at the notice address provided in Section 15), Purchaser shall provide prompt written notice to Seller of such discovery (a “Known Pre-Contingency Warranty Breach”). If notice is given to Seller of Known Pre-Contingency Warranty Breach and Seller fails to affirmatively and in writing assume the obligation to correct such Known Pre-Contingency Warranty Breach before Closing (notice of said undertaking to be given, if at all, to Purchaser within ten (10) days of Seller’s receipt of Purchaser’s notice), Purchaser shall have the right to terminate this Agreement by written notice thereof to Seller, provided notice of such election to terminate is given to Seller on or before the Contingency Date, time being of the essence, in which case the entire Earnest Money paid by Purchaser under this Agreement shall be promptly delivered to Purchaser and, except in the case of a Known Pre-Contingency Warranty Breach resulting from a change in circumstances beyond Seller’s reasonable control or the result of an action expressly permitted by the provisions of this Agreement, Seller shall reimburse Purchaser for all third party reasonable out of pocket costs incurred by Purchaser in connection with this Agreement or Purchaser’s investigations of the Subject Property not to exceed Four Hundred Thousand ($400,000.00) Dollars. In circumstances entitling Purchaser to reimbursement of such costs, the tenant under the Plaza IV Lease shall also have the right to elect to terminate the Plaza IV Lease provided any election to terminate the Plaza IV Lease must be delivered to Seller in writing within sixty (60) days of the date of the termination of this Agreement. Any termination of the Plaza IV Lease will be effective immediately following Seller’s receipt of such notice and any such election to terminate the Plaza IV Lease shall be irrevocable when issued. In the event notice of termination of the Plaza IV Lease is not timely given, then the right to terminate such Plaza IV Lease pursuant to this subparagraph shall be waived. If Purchaser elects to terminate under this subparagraph, such recovery of the Earnest Money and out of pocket costs shall be Purchaser’s sole remedy and, following any such termination, neither party shall have further rights or obligations hereunder, except any obligation that specifically provides the termination hereof. If Purchaser fails to terminate this Agreement as provided above, Purchaser shall be deemed to have waived such Known Pre-Contingency Warranty Breach. Nothing in this subparagraph is intended to limit Purchaser’s right to terminate this Agreement pursuant to Section 3 above.

If, after the Contingency Date but before Closing, the Chief Financial Officer of St. Luke’s Health System, Ltd. obtains actual knowledge (without duty of investigation) of any change in circumstances after the Effective Date that affects the validity and/or accuracy of any representation or warranty made by Seller under this Section 5 (it being agreed that the CFO shall be deemed to have actual knowledge of the materials and information contained in the Electronic Data Room more than thirty (30) days before closing or if Seller notified Purchaser in writing of such change in circumstances), or such change in circumstances is disclosed in any estoppel certificate provided to Purchaser, Purchaser shall provide prompt written notice to Seller of such discovery (a “Known Post-Contingency Warranty Breach”). If any such Known Post Contingency Warranty Breach is a Termination Event (as hereinafter defined), or if another Termination Event occurs Purchaser shall have the right to terminate this Agreement by written notice to Seller, provided written notice of termination is given to Seller on or before the earlier of (i) Closing or (ii) 15 days after (A) Sellers receipt of written notice from Purchaser of the existence of such Termination Event, and (B) Seller’s failure to cure or to irrevocably commit in a written notice delivered to Purchaser to cure prior to Closing such Termination Event within 15 days of Sellers receipt of such written notice from Purchaser that a Termination Event has occurred. A “Termination Event” for purposes of this Section 5 shall consist of a breach of Seller’s representations under Section 5(a), Section 5(f) relating to proceedings commenced against Seller which have a material and adverse effect on Sellers ability to convey title to the Subject Property, Section 5(c) relating to a violation of Environmental Laws due to Sellers direct acts or omissions, Section 5(o); or Seller’s failure to disclose to Purchaser, within five (5) days of written notice from Purchaser asserting Seller has failed to so disclose, any information that Seller is required to disclose under this Section 5, including the existence of a change in circumstance which Seller is obligated to disclose under this Section 5. In the event of the termination of this Agreement by Purchaser pursuant to this subparagraph due to Termination Event, (a) the entire Earnest Money paid by Purchaser under this Agreement shall be promptly delivered to Purchaser, (b) Seller shall reimburse Purchaser for all third party reasonable out of pocket costs incurred by Purchaser in connection with this Agreement or Purchaser’s investigations of the Subject Property not to exceed Four Hundred Thousand ($400,000.00) Dollars; and (c) the tenant under the Plaza IV Lease shall also have the right to elect to terminate the Plaza IV Lease provided any election to terminate the Plaza IV Lease must be delivered to Seller in writing within sixty (60) days of the date of the termination of this Agreement. Any termination of the Plaza IV Lease will be effective on the first (1st) day of the fourth (4th) full calendar month following Seller’s receipt of such notice (unless the Plaza IV Lease has not yet commenced, in which case the termination will be effective immediately) and any such election to terminate the Plaza IV Lease shall be irrevocable when issued. In the event notice of termination of the Plaza IV Lease is not timely given, then the right to terminate such Plaza IV Lease pursuant to this subparagraph shall be waived. If Purchaser elects to terminate under this subparagraph, such recovery of the Earnest Money and out of pocket costs shall be Purchaser’s sole remedy and, following any such termination, neither party shall have further rights or obligations hereunder, except any obligation that specifically provides the termination hereof. If Purchaser fails to terminate this Agreement as provided above, Purchaser shall be deemed to have waived such Termination Event. In all other circumstances, Seller’s sole responsibility hereunder with respect to a change of circumstances which affects the validity and/or accuracy of any representations and warranties set forth in this Section 5 shall be to advise Purchaser in writing promptly upon becoming aware of such change in circumstances. If Seller fails to disclose such items, and Purchaser consummates the purchase of the Subject Property and incurs losses or damages as a result of the items not disclosed, Purchaser’s sole and exclusive remedy shall be to pursue a claim against Seller under Section 6(b) below. Except as expressly provided herein, if any of the representations and warranties of Seller set forth in Section 5 become untrue and Seller advises Purchaser timely of such change in facts and circumstances relating to such representation or warranty, Purchaser shall have no right to terminate this Agreement nor have a claim against Seller, it being agreed that, except as expressly provided herein, Purchaser is assuming the risk of a change in the accuracy of such representation and/or warranty, including the physical condition of the Subject Property, the adequacy and sufficiency of any leases affecting all or any portion of the Subject Property, a change in the environmental condition of the Subject Property (excluding those directly resulting from Seller’s acts or omissions).

For purposes of this Agreement, St. Luke’s Health System, Ltd. shall be deemed to have actual knowledge of any fact or circumstance set forth in the estoppel letters delivered to Purchaser and of any fact or circumstance described in the Due Diligence Items contained in the Electronic Data Room more than thirty (30) days before Closing and in any environmental assessment or engineering report or other written due diligence information or written material reviewed or received by Purchaser at the address of Purchaser set forth in Section 15 as of the date delivered.

6.	Representations and Warranties by Purchaser, Covenants by Purchaser and Other Matters.

  (a)            Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller that St. Luke’s Health System, Ltd. is a nonprofit corporation duly organized and validly existing and in good standing under the laws of the State of Idaho and is or will be qualified to do business in the State of Idaho; that Purchaser has the requisite power and authority to enter into this Agreement and Purchaser’s Closing Documents; such documents have been duly authorized by all necessary action on the part of Purchaser and have been or will be duly executed and delivered; that the execution, delivery and performance by Purchaser of such documents will not conflict with or result in violation of Purchaser’s organizational documents or any judgment, order or decree of any court or arbiter to which Purchaser is a party; such documents are valid and binding obligations of Purchaser, and are enforceable against Purchaser in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, creditor’s rights and other similar laws; and Purchaser is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions described herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions described herein, directly or indirectly, on behalf of, any such person, group, entity or nation.

  (b)           Other Matters.    Subject to the terms and limitations set forth in Section 5, the representations and warranties contained in this Agreement shall be remade as of the Closing Date and shall survive Closing; provided, however: (i) any cause of action of Purchaser against Seller by reason of a breach or default of any of the representations and warranties set forth herein of which Purchaser acquires knowledge of after the Closing, shall expire as of the date six (6) months following Closing (the “Warranty Expiration Date”), except that the same shall not expire as to any such breach or default as to which Purchaser has made a written demand upon Seller or instituted litigation after Closing prior to the Warranty Expiration Date, provided however, that the representation and warranties of Seller contained in Section 5(a) of this Agreement shall survive indefinitely; and (ii) except as expressly provided in Section 5, Seller’s total liability for breach thereof and all other Post-Closing Liability, all on an aggregate basis, shall in no event exceed $3,000,000.00 in the aggregate, and Seller shall have no liability with respect to any breach to the extent the loss sustained by Purchaser as a result thereof does not exceed $50,000.00 in the aggregate, provided, further if any such loss exceeds $50,000.00, Seller shall be liable for the total amount of such loss subject to the maximum loss provisions herein contained; and (iii) except as hereinafter provided, Seller shall have no liability whatsoever to Purchaser with respect to a Known Pre-Contingency Warranty Breach. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, concurrently with the addition, subtraction or modification of any item in the Electronic Data Room, Seller shall provide written notice thereof to Purchaser.

7.	Closing.

  (a)            Closing Date.  The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall occur on or before the Closing Date, subject to delays occasioned by operation of Sections 7(b)(iii) and 7(b)(iv), through the offices of First American Title Insurance Company, Attn: Jordan Dunn, National Commercial Services, 1900 Midwest Plaza West, 801 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other time and place as the parties may mutually agree. Notwithstanding the foregoing, following the Contingency Date, either Purchaser or Seller shall have the right to accelerate the Closing Date by providing at least one hundred twenty (120) days advance written notice to the other party of their desire to accelerate the Closing (“Notice of Acceleration”). Promptly upon receipt of Notice of Acceleration, the parties shall negotiate in good faith to establish the Closing Date which shall be mutually acceptable to both parties, but in no event later than one hundred twenty (120) days following the issuance of the Notice of Acceleration. If either party shall elect to accelerate the Closing, Purchaser shall be obligated to pay, upon Closing, in addition to the Purchase Price, all Defeasance Costs incurred by Seller in defeasing the Loan. Seller shall provide Purchaser with a good faith estimate of all Defeasance Costs which will be due based on the then existing market conditions and the terms of the Loan Agreement within fifteen (15) business days of Seller’s receipt (or issuance) of Notice of Acceleration. Purchaser acknowledges that such estimate of Defeasance Costs shall not limit Purchaser’s obligation to pay all such Defeasance Costs if such amounts increase due to the market conditions existing at Closing. Within fifteen (15) business days of Purchaser’s receipt of Seller’s accounting of all Defeasance Costs Purchaser will be expected to pay, and provided Purchaser has issued the Notice of Acceleration, Purchaser shall provide written notice to the Seller of Purchaser’s election to either (i) proceed with the election to accelerate the Closing and be responsible for all Defeasance Costs incurred by Seller in defeasing the loan in excess of the then outstanding principal balance of the loan and accrued and unpaid interest, due and payable on the Closing Date; or ii) withdraw its election to accelerate the Closing. Any election to accelerate the Closing shall be irrevocable once made, except as specifically provided herein. Seller shall not modify the Loan Documents in a manner that would increase the Defeasance Costs without Purchaser’s prior written consent.

  (b)            Purchaser’s Closing Conditions Precedent.  Purchaser’s obligation to consummate the transaction contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions (“Purchaser’s Closing Conditions Precedent”), but Purchaser shall have the unilateral right to waive any Purchaser’s Closing Condition Precedent, in whole or in part, by written notice to Seller:

 (i)          Representations and Warranties.    Subject to the terms, limitations and waivers of and within Section 5, the representations and warranties of Seller set forth in this Agreement shall be, in all material respects, true and complete.

 (ii)         Performance of Obligations.  Seller shall have performed all of the obligations required to be performed by Seller under this Agreement (including any assurances given by Seller pursuant to Section 3(a) or Section 5 of this Agreement), as and when required by this Agreement, in all material respects.

 (iii)        Tenant Estoppel Certificates.  Purchaser shall have received, on or before the Closing Date, estoppel certificates in favor of Purchaser from tenants under Leases leasing in the aggregate seventy (70%) percent of the rentable area of the Improvements (excluding any space which is leased under a Purchaser Lease and/or the ISTC lease, or a lease with any other division of the State of Idaho) which are leased and occupied in substantially the form attached to the applicable Lease, or if there is not a form attached to a Lease, an estoppel certificate in substantially the form of Exhibit I attached hereto and made a part hereof, or otherwise reasonably approved by Purchaser, that does not disclose any material defaults or uncured obligations of Seller, as landlord, and does not contain any disclosures which are materially inconsistent with the representations and warranties of Seller set forth in this Agreement. Sixty (60) days in advance of the Closing Date, Seller shall request Estoppel Certificates from all the tenants under the Leases (excluding any Purchaser’s Leases). Seller shall use reasonable efforts to obtain estoppel certificates from each of such tenants; provided, however, Seller shall not be required to expend significant monies or make significant concessions or institute litigation in order to obtain such estoppel certificates. If Purchaser has not, by the scheduled Closing Date, received the estoppel certificates required by the first sentence of this Section 7(b)(iii), then Seller may, for any tenant, deliver a certificate of Seller in substantially the form attached hereto and made a part hereof as Exhibit J, which certificate shall be accepted by Purchaser in lieu of such estoppel certificates, provided however, Purchaser shall not be required to accept Seller certificates for more than twenty five (25%) percent of the leasable area of the Improvements for which certificates are required by the first sentence of this Section 7(b)(iii) before Purchaser is obligated to close. Seller may substitute for a certificate delivered by Seller a tenant estoppel certificate later received from a tenant under a Lease for which such certificate was given to the extent such certificate does not contain any statements that are materially and adversely different than those contained in Seller’s estoppel certificate. In exercising its reasonable discretion concerning the acceptability of a tenant estoppel letter on a form other than that prescribed by Exhibit J, Purchaser will accept an alternative form (including, in the case of any national or regional tenant, such tenant’s standard form estoppel certificate and, with respect to any tenant, the form prescribed by such tenant’s lease) which confirms the rental rate and lease commencement and termination dates and such other material information as is stated in the Lease in question and the performance of the parties to the lease (which may be limited to the tenant’s knowledge in the case of the landlord default and the condition of the leased premises). If Purchaser has not, by a date which is four (4) business days prior to the scheduled Closing Date, received the estoppel certificates contemplated by this Section 7(b)(iii), then Seller or Purchaser may, on the date which is four (4) business days in advance of the Closing, each on one occasion, extend the Closing Date by up to thirty (30) days to obtain such estoppel certificates, and, in any case, Seller shall not be in breach or default of this Agreement because Purchaser has not received such estoppel certificates, during which time Seller shall use reasonable efforts to obtain such estoppel certificates, subject to the conditions and limitations set forth herein. If Seller fails to cause such estoppel certificates to be delivered to Purchaser on or before the last day of such thirty-day period, then within five (5) days after the expiration of such thirty day period, Purchaser shall elect to either (1) terminate this Agreement (other than the obligations of Purchaser set forth in Section 3(b) and the indemnity obligations of Purchaser set forth in Section 13 of this Agreement, and any other obligations that specifically survive the termination hereof in accordance with the terms of this Agreement, which obligations shall survive any such termination), in which case, within two (2) business days of such termination, the Earnest Money shall be returned to Purchaser, provided Purchaser and Seller shall execute any document reasonably requested by the other party to evidence such termination, or (2)

take title to the Real Property without receiving the undelivered estoppel certificates without any reduction of the Purchase Price. Failure of Purchaser to notify Seller within the time limits prescribed herein shall constitute an election under clause (1) above.

 (iv)        Title Insurance Policy.   The Title Company shall be prepared to and shall deliver to Purchaser an extended owner’s policy of title insurance based on the Commitment with respect to the Real Property showing no encumbrances except the Permitted Encumbrances, deleting exceptions 1-5 and any endorsements committed in writing to be provided by the Title Company prior to issuance of the Title Notice (the “Title Insurance Policy”). If the title insurance policy which the Title Company is prepared to issue shows any Unpermitted Encumbrances, Seller covenants and agrees, from and after the originally scheduled Closing Date through and including the date that is thirty (30) days after the originally scheduled Closing Date (such 30-day period being sometimes hereinafter referred to as the “Cure Period”), to use commercially reasonable efforts to remove such Unpermitted Encumbrances or to cause the Title Company to issue its endorsement over any such Unpermitted Encumbrances, which endorsement shall be in form and substance reasonably acceptable to Purchaser. If, after using commercially reasonable efforts, as aforesaid, Seller cannot cause such Unpermitted Encumbrances to be removed or if Seller cannot cause the Title Company to issue its endorsement over any such Unpermitted Encumbrances on or before the expiration of the Cure Period, then within ten (10) days after the expiration of the Cure Period, Purchaser shall elect to either (1) terminate this Agreement (other than the obligations of Purchaser set forth in Section 3(b) and the indemnity obligations of Purchaser set forth in Section 13 of this Agreement, and any other obligations that specifically survive the termination hereof in accordance with the terms of this Agreement, which obligations shall survive any such termination), in which case, within two (2) business days of such termination, the Earnest Money shall be returned to Purchaser, provided Purchaser and Seller shall execute any document reasonably requested by the other party to evidence such termination, or (2) take title to the Real Property subject to the Unpermitted Encumbrances as it then is without any abatement in the Purchase Price. Failure of Purchaser to notify Seller within the time limits prescribed herein shall constitute an election under clause (2) above. Notwithstanding the foregoing, Seller shall remove on or before Closing (i) any Unpermitted Encumbrances arising from the direct acts of Seller not otherwise permitted by this Agreement, and (ii) any mortgage or similar financing lien, any tax or judgment lien, or any mechanics’ lien caused, permitted or suffered by Seller or any party claiming by, through or under Seller (specifically excluding liens resulting from acts and/or omissions of any tenant of the Subject Property) other than the lien of taxes not yet due and payable.

 (v)         Rent Roll.  Seller shall deliver to Purchaser a true and complete rent roll current as of the Closing Date, which rent roll shall be certified to Purchaser.

  (c)            Seller’s Closing Conditions Precedent.      Seller’s obligation to consummate the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions (“Seller’s Closing Conditions Precedent”), but Seller shall have the unilateral right to waive, in whole or in part, any Seller’s Closing Conditions Precedent by written notice to Purchaser:

 (i)          The representations and warranties of Purchaser set forth in Section 6 of this Agreement shall be, in all material respects, true and complete.

 (ii)         Purchaser shall have performed all of the obligations required to be performed by Purchaser under this Agreement, as and when required by this Agreement, in all material respects.

 (iii)        If applicable, due to Purchaser’s election to accelerate Closing, as provided in Section 7(a), Seller, at Purchaser’s sole cost and expense shall have defeased the loan and obtained the release of the Collateral from the Lien of the Loan Documents in accordance with the conditions and limitation set forth in the Loan Documents, including, without limitation, the Loan Agreement. If Lender is not, by the scheduled Closing Date, prepared to release the Collateral from the Lien of the Loan Documents, then Seller may extend the Closing Date by up to thirty (30) days to obtain the release of the Collateral from the Lien of the Loan Documents and, in any case, Seller shall not be in breach or default of this Agreement because Lender is not prepared to release the Collateral from the Lien of the Loan Documents.

If Purchaser’s Closing Conditions Precedent or Seller’s Closing Conditions Precedent (with the exception of Section 7(c)(iii)), as the case may be, have not been satisfied or waived as of the scheduled Closing Date as the same may be extended as permitted by this Agreement, and provided the failure to satisfy or waive any such condition is not attributable to a breach or default of this Agreement by Seller or Purchaser, as the case may be (otherwise the provisions of Section 10 shall apply), then either party shall have the right, upon at least five (5) business days’ notice to the other, to elect to terminate this Agreement and if the other party is not able to cause such unsatisfied Condition Precedent to be satisfied within such 5-business day period, then this Agreement shall terminate on the 6th business day following such notice (other than the obligations of Purchaser set forth in Section 3(b) and the indemnity obligations of Purchaser set forth in Section 13 of this Agreement and any other obligations that specifically survive the termination hereof in accordance with the terms of this Agreement, which obligations shall survive any such termination), in which event the Earnest Money shall be returned to Purchaser. Upon such termination, neither party will have any further rights or obligations (other than the obligations of Purchaser set forth in Section 3(b) and the indemnity obligations of Purchaser set forth in Section 13 of this Agreement, and any other obligations that specifically survive the termination hereof in accordance with the terms of this Agreement, which obligations shall survive any such termination) regarding this Agreement and the Earnest Money shall be returned to Purchaser within two (2) business days of the date of such termination, provided Purchaser shall execute any document reasonably requested by Seller to evidence such termination.

8.	Closing Deliveries.

   (a)           Seller’s Closing Documents.  On the Closing Date, Seller, except as otherwise provided, shall execute and/or deliver to Purchaser or cause to be executed and/or delivered the following (collectively, “Seller’s Closing Documents”):

 (i)          Deed.  A Deed (the “Deed”) in the form of Exhibit K attached hereto and made a part hereof.

 (ii)         Bill of Sale.  A bill of sale of Seller, in the form of Exhibit E-3 attached hereto and made a part hereof.

 (iii)        Seller’s Affidavit.  An Affidavit of Seller, in the form of Exhibit L attached hereto and made a part hereof.

 (iv)        Certificate Regarding Representations and Warranties.  A certificate from Seller, in the form of Exhibit M attached hereto and made a part hereof.

 (v)         Original Documents.    Originals of the Leases, the Warranties, the Assumed Contracts, the tenant estoppel certificates to the extent in Seller’s or Property Manager’s possession, and Seller’s and Property Manager’s financial records with respect to the Subject Property, all to the extent not previously delivered or made available to Purchaser.

 (vi)        FIRPTA Affidavit.  A non-foreign affidavit from Seller, in the form of Exhibit N attached hereto and made a part hereof.

 (vii)       Title Documents.    Such affidavits of Seller or other documents as may be reasonably required by Title Company from Seller in order to record the Deed and issue the Title Insurance Policy.

 (viii)      Keys.  Seller shall deliver to Purchaser all of the keys in Seller’s or Property Manager’s possession to any door or lock at the Real Property, together with all access and other codes relating to any security system in place at the Real Property.

 (ix)        Termination of Management Agreement.    A Termination of Management Agreement in the form of Exhibit H attached hereto and made a part hereof.

 (x)         Tenant Files.    The current tenant files, including all correspondence, notices, financial information, sales reports, and other information to the extent such items are in the possession of Seller or Property Manager.

  (b)            Purchaser’s Closing Documents.  On the Closing Date, Purchaser will execute and/or deliver or cause to be executed and/or delivered to Seller the following (collectively, “Purchaser’s Closing Documents”):

 (i)          Purchase Price. The Purchase Price, together with all Capital Reimbursements, less the Purchaser Lease Credit, and as further adjusted pursuant to this Agreement, by wire transfer of immediately available funds, to be received in Title Company’s trust account on or before 1:00 p.m. Central time on the Closing Date.

 (ii)         Title Documents.    Such affidavits of Purchaser or other documents as may be reasonably required by Title Company in order to record the Deed and issue the Title Insurance Policy.

  (c)            Joint Closing Documents.   On the Closing Date, Seller, except as otherwise provided, and Purchaser shall jointly execute and deliver or cause to be executed and delivered the following (collectively, “Joint Closing Documents”):

 (i)          Closing Statement.      A closing and disbursement statement showing the Purchase Price, the costs and expenses of the Closing attributable to each of Purchaser and Seller, and the disbursement of funds to, or at the direction of, Seller.

 (ii)         Assignment of Leases and Assumption Agreement.      An Assignment of Leases and Assumption Agreement, in the form of Exhibit O attached hereto and made a part hereof.

 (iii)        Assignment of Warranties and Assumption Agreement.  An Assignment of Warranties and Assumption Agreement, in the form of Exhibit Q attached hereto and made a part hereof.

 (iv)        Assignment of Assumed Contracts and Assumption Agreement.      An Assignment of Assumed Contracts and Assumption Agreement, in the form of Exhibit R attached hereto and made a part hereof.

 (v)         Assignment of Intangibles and Assumption Agreement.  An Assignment of Intangibles and Assumption Agreement, in the form of Exhibit T attached hereto and made a part hereof.

 (vi)        Notices to Tenants.  Notices, in the form of Exhibit P attached hereto and made a part hereof, to tenants under the Leases.

 (vii)       Notices to Contractors.  Notices, in the form of Exhibit S attached hereto and made a part hereof, to contractors under the Assumed Contracts.

 (viii)      Termination and Release of Option Agreement. A termination and release of the Option Agreement in recordable form between Seller and Purchaser’s Affiliate pursuant to which Optionor and Optionee therein confirm the termination of the Option and the release of the Optionor of all liabilities arising thereunder.

 (ix)        Miscellaneous.   Such other documents, instruments and affidavits as shall be necessary to consummate the transaction contemplated hereby, including, without limitation, appropriate deed or transfer tax forms required in connection with the filing of the Deed.

This transaction shall be closed through an escrow with the escrow department of the Title Company (“Escrowee”), in accordance with the provisions of separate deed and money escrow agreement in the form of Exhibit V attached hereto and made a part hereof. Upon the creation of such escrow, payment of the Purchase Price and delivery of the Deed shall be made through the escrow. The cost of the deed and money escrow shall be divided equally between Seller and Purchaser. This Agreement shall not be merged into nor in any manner superseded by the escrow agreement.

9.	Adjustment and Prorations.

Seller and Purchaser shall make all adjustments and apportion all expenses with respect to the Subject Property, including, without limitation, the following:

  (a)          Taxes.     Seller shall be responsible for payment to the collecting authorities of all installments real estate taxes and special assessments and other assessments of any kind or nature whatsoever (“Taxes”) which have been assessed against the Real Property and which are due and payable on or before the Proration Date, and Purchaser shall be responsible for payment to the collecting authorities of all installments of Taxes which have been or will be assessed and which become due and payable after the Proration Date. With respect to Taxes which have been assessed against the Real Property but which are not due and payable as of the Proration Date, such Taxes shall be prorated as of the Proration Date on the basis of the most recent ascertainable Taxes, with Seller providing Purchaser a credit at Closing for such prorated amount; provided, however, there shall be no proration of Taxes to the extent that Taxes are or will be payable by tenants under the Leases, and provided, further, that Seller shall provide Purchaser a credit at Closing in an amount equal to the monthly amounts which Seller has received from tenants under the Leases for Taxes which have been assessed against the Real Property but which are not due and payable. Seller expressly reserves: (i) the exclusive right (but shall not have the obligation) to commence, prosecute and complete any and all contests and appeals that may be available with respect to Taxes which are allocable to the tax year prior to the year in which the Closing Date occurs; and (ii) any and all refunds and proceeds that may be payable as a result of any such contests or appeals of Taxes and which are allocable to the period prior to the Closing Date, and such refunds and proceeds shall not constitute a portion of the Subject Property to be conveyed hereunder. Seller (i) shall notify Purchaser in writing concurrent with Seller commencing, prosecuting or completing any such tax appeal or contest, and (ii) shall provide true and complete copies to Purchaser of all notices sent or received by Seller or Property Manager in connection therewith and all other material documentation relating to any such tax contest or appeal. As of the Effective Date, the following tax appeals or contests are pending in respect of the Real Property or Improvements: None. Any tax refunds received by Purchaser which are allocable to the period prior to the Closing Date will be paid by Purchaser to Seller, net of all costs of collection incurred by Purchaser with respect thereto. Any tax refunds received by Seller which are allocable to the period on and after the Closing Date will be paid by Seller to Purchaser, net of all costs of collection incurred by Seller with respect thereto. The covenants and agreements set forth in this Section 9(a) shall survive Closing and execution and delivery of the Deed. Purchaser shall have no obligation to commence, prosecute or complete any and all contests or appeals that may be available with respect to Taxes which are allocable to the period prior to the Closing Date.

  (b)          Title Insurance.  Seller shall pay all costs of ordering the Commitment and the cost of the Title Insurance Policy. Purchaser will pay for all costs of any endorsements, or the costs of extended coverage, unless such endorsements are necessary to cure an Unpermitted Encumbrance (in which case the cost therefor shall be paid by Seller).

  (c)          Closing Fee.    Seller and Purchaser will each pay one-half of any reasonable and customary closing fee by the Title Company.

  (d)          Rents and Security Deposits.  All Expense Contributions shall be prorated on an cash basis up to and including the Proration Date.

When actual Expense Contributions due for the year in which Closing occurs are known, Purchaser shall bill, within thirty (30) days of such determination, the tenants under the Leases for the additional amount, if any, owed by such tenants as a result of non-payment or underpayment of such tenants’ share of Expense Contributions for the year to which such Expense Contributions apply under the Leases. Upon collection of such additional amount the same shall be prorated between Seller and Purchaser, and Purchaser shall pay Seller all amounts due Seller for the period up to and including the Proration Date. If Expense Contributions collected by Seller for the period up to and including the Proration Date exceed actual Expense Contributions due for such period, then Seller shall pay to Purchaser an amount equal to the excess of Expense Contributions collected over actual Expense Contributions for such period as soon as reasonably practical after such Expense Contributions are known. Seller shall have the right, upon ten (10) days written notice, to inspect the books and records of the Subject Property to verify that Purchaser is remitting to Seller all amounts to be remitted to Seller according to the terms of this Agreement. Unapplied security deposits in the possession of Seller and any interest accrued thereon which is required to be paid to any tenant shall be credited to Purchaser at Closing.

If, as of the Proration Date, any tenant under any lease (other than a Purchaser Lease) is delinquent in the payment of rent (base rent, additional rent or otherwise) billed but unpaid as of the Proration Date, then no proration shall be made at Closing of such delinquent amount, and (i) Purchaser shall use good faith efforts (but without the obligation to incur any costs or expenses) to collect any such delinquent amounts, but in no event shall Purchaser be liable for any unpaid rent, and (ii) Seller also shall have the right to proceed against the tenant for collection of such past due amounts, which proceedings may include instituting litigation for damages, but not eviction from or dispossession of the leased premises or termination of any Lease. Any delinquent amounts received (whether by Seller or Purchaser) shall be distributed in the following order of priority: (i) first, to the party that collects such amounts, to the extent of its reasonable costs of collection and enforcement; then (ii) second, to Purchaser for amounts due or accrued from the tenant after the Proration Date, then (iii) third, the balance to Seller for amounts due or accrued from the tenant on or prior to the Proration Date, provided the same has not previously been credited to Seller as provided above. Seller shall promptly deliver to Purchaser all rents received by Seller after the Closing Date, which rents shall be applied in accordance with this Agreement.

  (e)          Recording Costs.  Seller will pay the cost of recording all documents necessary to place record title in the condition required by this Agreement. Purchaser will pay the cost of recording the Deed and all other recording charges.

  (f)          Operating Expenses.  All other operating costs of the Real Property relating to time period both before and after Closing and benefitting both Buyer and Seller will be allocated between Seller and Purchaser as of the Proration Date, so that Seller pays that part of such other operating costs payable on or before the Proration Date, and Purchaser pays that part of such operating costs payable after the Proration Date.

  (g)          Lease Incentives.  As more particularly set forth in Section 4(k) above, Purchaser shall provide a credit to Seller for any unamortized Lease Incentive Expenses arising out of any Approved New Leases or amendment to a Lease approved or deemed approved by Purchaser in accordance with Section 4(g) and (k), but only to the extent Seller shall have paid such Lease Incentive Expenses prior to the Closing Date. With respect to Approved New Leases, if any Lease Incentive Expenses were not required by the terms of the Approved New Lease to be performed or satisfied by Seller prior to Closing and have not been performed or satisfied by Seller by Closing, Purchaser shall be obligated to assume the remaining obligation for all such unperformed Lease Incentive Expenses and otherwise to keep, perform and observe all of the terms, covenants and agreements to be kept, performed and observed by the landlord thereunder arising after Closing With respect to each Existing Lease, if all of landlord’s obligations to construct tenant improvements are not fully performed as of the Closing Date or if all of landlord’s obligations to pay for or incur Lease Incentive Expenses are not fully paid or incurred as of the Closing Date, then Seller shall provide Purchaser a credit against the Purchase Price at Closing in an amount equal to the costs to complete such tenant improvements plus the cost of all such other Lease Incentive Expenses which have not been fully paid, and thereafter Purchaser shall be obligated to complete such tenant improvements and pay or incur such Lease Incentive Expenses. Notwithstanding anything to the contrary in this Section 9(g), in the event that any tenant punchlist items arising under a contract for work executed by Seller pursuant to a Lease remains unperformed at Closing, Purchaser shall have the right to cause Seller to complete the punchlist items, the costs and expenses of which shall be paid for by Seller (subject to the terms hereof) with proof of completion and payment provided to Purchaser.

  (h)          Attorney’s Fees.  Each of the parties will pay its own attorneys’ fees, except as provided in Section 24.

  (i)           Other Costs.     All other costs shall be allocated in accordance with the customs prevailing in similar transactions in the greater Boise, Idaho, metropolitan area.

  (j)           Defeasance Costs.  At Closing, Defeasance Costs shall be allocated and paid as provided in Section 7(a) above.

  (k)          Survey.  Seller shall pay for the cost of the survey they provide to Purchaser pursuant to Section 3(a). Purchaser shall pay for the cost of updating, revising or recertifying the Survey, if requested by Purchaser.

  (l)           Broker Commissions.  Seller shall be responsible for any broker commissions related to Existing Leases.

The parties agree to make such post-closing adjustments and readjustments as may be required due to errors and omissions in the closing adjustments within one year after the Closing Date, provided that no post-closing adjustments and readjustments shall be made unless the amount of such adjustments exceeds $25,000.00 in the aggregate, in which case the full amount of such adjustments shall be made. If information is not available or if the parties agree that it is impracticable to make a particular adjustment on the Closing Date, that adjustment shall be made as soon as practicable after such information is available and the dollar limit in the preceding sentence shall not apply. The terms and conditions of this Section 9 shall survive Closing and the execution and delivery of the Deed.

10.	Default.

In the event of a breach or default by Seller in closing the transaction contemplated by this Agreement, or if Seller shall otherwise default hereunder, which default Purchaser discovers before Closing and which is not cured within ten (10) days following Seller’s receipt of written notice thereof (but Seller shall not be entitled to notice and cure rights with respect to Seller’s obligation to close), Purchaser, as its sole and exclusive remedy, shall have the right (i) to terminate this Agreement and to receive (a) within two (2) business days of the date of such termination, a return of the Earnest Money and (b) within two (2) business days of the date of such termination, to reimbursement by Seller of Purchaser’s Expenses in an amount not to exceed $400,000.00, subject to independent verification by Seller, or (ii) if the breach or default relates to closing, to enforce specific performance of this Agreement (provided that any action for specific performance be commenced within forty-five (45) days of the scheduled Closing Date). In the event of a breach or default by Purchaser in closing the transaction contemplated by this Agreement, or if Purchaser shall otherwise default hereunder or under the Plaza IV Lease or a Purchaser Lease entered into after the Effective Date, same shall constitute default by Purchaser hereunder; provided, however, that such Purchaser Lease defaults shall only constitute a default by Purchaser hereunder if they involve the non-payment of rent which has continued for more than ten (10) days after notice to Purchaser and the tenant under the applicable Purchaser Lease. Seller, as its sole and exclusive remedy, shall have the right to terminate this Agreement and to receive the Earnest Money and Purchaser shall pay to Seller all Defeasance Costs incurred by Seller in connection with its efforts to defease the Loan as provided in Section 7(a) above, as liquidated damages, subject to independent verification by Purchaser. Nothing herein contained shall limit the rights or obligations of the parties with respect to a default under this Agreement occurring from and after the Closing Date, and in such case the parties shall have all rights and remedies available at law, in equity or otherwise including, without limitation, the right to specific performance, subject to the conditions and limitations herein set forth including, without limitation, the provisions of Section 6(b) of this Agreement. The terms and provisions of this Section 10 shall survive Closing (and termination of this Agreement) and the execution and delivery of the Deed. In no event will Purchaser be deemed to be in default under this Agreement unless Purchaser has been notified in writing of the alleged default and failed to cure the same within ten (10) days, provided however, Purchaser shall not be entitled to any notice and cure rights with respect to Purchaser’s obligation to close on the Closing Date. If (i) Seller breaches any obligation hereunder which is not cured after any required notice and the expiration of any applicable cure period, (ii) Purchaser is not otherwise in default, and (iii) Purchaser has elected to terminate this Agreement and receive the return of the Earnest Money and reimbursement of Purchaser’s Expenses as provided above, then the tenant under the Plaza IV Lease shall have the right to elect to terminate the Plaza IV Lease provided any election to terminate the Plaza IV Lease must be delivered to Seller in writing within sixty (60) days of the date of the termination of this Agreement. Any termination of the Plaza IV Lease will be effective on the first (1st) day of the fourth (4th) full calendar month following Seller’s receipt of such notice (unless the Plaza IV Lease has not yet commenced, in which case the termination will be effective immediately) and any such election to terminate the Plaza IV Lease shall be irrevocable when issued. In the event notice of termination of the Plaza IV Lease is not timely given, then the right to terminate such Plaza IV Lease pursuant to this Section 10 shall be waived. In no event shall Seller’s default hereunder otherwise affect or allow any tenant under any other Purchaser Lease to terminate such lease.

11.	Damage.

If, prior to the Closing Date, all or any part of the Improvements are damaged by fire or other casualty, then Seller shall immediately give notice to Purchaser of such fact and, if the Improvements are substantially damaged, then at Purchaser’s option (to be exercised within thirty (30) days after Purchaser’s receipt of Seller’s notice), this Agreement shall terminate, in which event neither party will have any further obligations under this Agreement (other than the obligations of Purchaser set forth in Section 3(b) and the indemnity obligations of Purchaser set forth in Section 13 of this Agreement, and any other obligations that specifically survive the termination hereof in accordance with the terms of this Agreement, which obligations shall survive any such termination), and the Earnest Money shall be returned to Purchaser within two (2) business days of the date of such termination, provided Purchaser and Seller shall execute any document reasonably required by the other party to evidence such termination. If Purchaser fails to elect to terminate despite such damage, or if the Improvements are damaged but not substantially, then Purchaser shall proceed to Closing and accept title to the Real Property in its then existing physical condition, without any abatement or reduction of, or credit against, the Purchase Price, but Seller shall assign to Purchaser any unapplied insurance proceeds paid or payable to Seller in connection with such damage, subject to the rights of tenants under the Leases, and subject to the right of Seller to use the proceeds of all insurance related to such damage as herein provided. Seller shall have the right to commence restoration of the Improvements prior to Closing and to use the proceeds of all insurance related to such damage as hereinafter provided, and in such event the credit due to Purchaser at closing in respect of such casualty shall be reduced by the cost of the restoration work performed by Seller and approved by Purchaser. Seller shall have the right to negotiate with and adjust any claim with the insurance company insuring the Improvements so damaged, and to provide and effect the necessary restoration as and to the extent required under the Leases, including, without limitation, reducing the damaged Improvements to grade and clearing the Real Property and doing such other things as may be reasonably necessary for the protection of all persons and property that may be endangered by the existing condition of the Real Property, in which case Seller shall have the right to use the proceeds of all insurance related to such damage for such purposes. For purposes of this Section 11, the words “substantially damaged” mean damage with respect to any Improvements that would cost $1,000,000.00 or more to repair.

12.	Condemnation.

If, prior to the Closing Date, eminent domain proceedings are commenced against all or any material part of the Real Property, then Seller shall immediately give notice to Purchaser of such fact and, if eminent domain proceedings are commenced against all or any “substantial” part of the Real Property, then at Purchaser’s option (to be exercised within thirty (30) days after Seller’s notice), this Agreement shall terminate, in which event neither party will have any further obligations under this Agreement (other than the obligations of Purchaser set forth in Section 3(b) and the indemnity obligations of Purchaser set forth in Section 13 of this Agreement, and any other obligations that specifically survive the termination hereof in accordance with the terms of this Agreement, which obligations shall survive any such termination), and the Earnest Money shall be returned to Purchaser within two (2) business days of such termination, provided Purchaser and Seller shall execute any document reasonably required by the other party to evidence such termination. If Purchaser shall fail to give such notice then there shall be no reduction in the Purchase Price, and Seller shall assign to Purchaser at the Closing all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceedings, subject to the rights of tenants under the Leases, and subject to the right of Seller to use any award as hereinafter provided. Seller shall have the right to provide and effect the necessary restoration as and to the extent required under the Leases, including, without limitation, reducing any damaged Improvements to grade and clearing the Real Property and doing such other things as may be reasonably necessary for the protection of all persons and property which may be endangered by the existing condition of the Real Property, in which case Seller shall have the right to use any award made or to be made in the condemnation proceedings for such purpose. Prior to the Closing Date, Seller shall not designate counsel, appear in, or otherwise act with respect to any condemnation proceedings without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, if any action is necessary with respect to such proceeding to avoid any forfeiture or material prejudice, Seller shall be entitled to take such action as and to the extent necessary without obtaining Purchaser’s prior written consent. For purposes of this Section 12, the words “substantial part” mean (a) the fair market value of the portion of the Real Property so taken exceeds $1,000,000.00, or (b) the portion of the Real Property so taken (i) includes net rentable area of Improvements leased to tenants, (ii) includes parking areas or access points unless any such parking areas are replaced by a like number of parking areas (by reconfiguring or restriping of such areas or otherwise) or unless following such taking the remaining parking areas shall be considered a prior non-conforming use or unless any access point is replaced with an access point of substantially equivalent usefulness, (iii) results in the Real Property no longer complying with any other applicable code requirements or (iv) affects any structural component of any vertical Improvement on the Real Property and costs in excess of $1,000,000.00 to repair.

13.	Broker’s Commission.

Seller represents and warrants to Purchaser that in connection with the transaction contemplated hereby no third party broker or finder has been engaged or consulted by Seller or is entitled to compensation or commission in connection herewith other than Broker. Seller shall be responsible for payment of the broker’s commission due and owing Broker. Seller agrees to defend, indemnify and hold harmless Purchaser from and against any and all claims of brokers, finders or any like third party claiming any right to commission or compensation by or through acts of Seller in connection herewith. Purchaser represents and warrants to Seller that in connection with the transaction contemplated hereby, no third party broker or finder has been engaged or consulted by Purchaser or is entitled to compensation or commission in connection herewith other than Broker. Purchaser agrees to defend, indemnify and hold harmless Seller from and against any and all claims of brokers, finders or any like party claiming any right to commission or compensation by or through acts of Purchaser in connection herewith other than Broker. The indemnity obligations hereunder shall include all damages (excluding consequential, punitive, special, incidental and similar type damages), losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from and related to matters being indemnified hereunder, and shall survive Closing and execution and delivery of the Deed. Neither Broker nor any other broker, finder or like party shall be entitled to rely (as a third party beneficiary or otherwise) on the provisions herein in claiming any right to commission or compensation or otherwise.

14.	Assignment.

Purchaser may not assign its rights under this Agreement and have its obligations under this Agreement assumed without the prior written consent of Seller; provided, however, Purchaser may assign its rights under this Agreement to, and have its obligations under this Agreement assumed by, any Affiliate or any entity owned in part by Purchaser or its Affiliate, provided however, in no event shall Purchaser assign all or any part of its rights in and to this Agreement to any entity owned or controlled by or in which the State of Idaho, or any division thereof, has an interest, and provided further, evidence of the assignment of Purchaser’s rights hereunder shall be delivered to Seller at least fifteen (15) days before Closing. Any assignment of rights and assumption of obligations under this Agreement shall be subject to all the provisions, terms, covenants and conditions of this Agreement, the assignee shall assume all of Purchaser’s obligations hereunder, and the assignor shall, in any event, continue to be and remain directly liable under this Agreement, as it may be amended from time to time, as a principal and not as a surety, without notice to such assignor. Any such assignment and assumption shall be evidenced by a written agreement in form and substance reasonably acceptable to Seller.

15.	Notices.

Any notice or other communication in connection with this Agreement shall be in writing and shall be sent by United States Certified Mail, return receipt requested, postage prepaid, by nationally recognized overnight courier guaranteeing next day delivery with signed receipts, by personal delivery with signed receipts, properly addressed, or by facsimile or email transmission evidenced by confirmed transmission and concurrently followed on the second business day thereafter by a “hard copy” of same delivered by mail, personal delivery or overnight courier as follows:

If to Seller:	SCCP Boise, Limited Partnership c/o City Office REIT, Inc. 1075 West Georgia Street, Suite 2010 Vancouver, BC V6E 3C9 Attention: Greg Tylee Email: gtylee@cityofficereit.com

With a copy to:	Miller, Canfield, Paddock and Stone, P.L.C. 101 North Main Street, 7th Floor Ann Arbor, Michigan 48104 Attention: Joseph M. Fazio, Esq. Email: fazio@millercanfield.com

If to Purchaser:	St. Luke’s Health System, Ltd. 190 East Bannock Street Boise, Idaho 83712-9987 Attention: General Counsel Facsimile: 208/493-0305

With a copy to:	Stoel Rives, LLP Attn: Quentin M. Knipe 101 S. Capitol Boulevard Suite 1900 Boise, Idaho 83702 Email: quentin.knipe@stoel.com

All notices or other communication in connection with this Agreement shall be deemed given three (3) business days following deposit in the United States mail with respect to certified or registered letters or earlier upon receipt, one (1) business day following deposit if delivered to an overnight courier guaranteeing next day delivery and on the same day if sent by personal delivery, and on the same day as transmitted for facsimiles and emails. Attorneys for each party shall be authorized to give and receive notices for each such party. Any party may change its address for the service of notice by giving at least three (3) days advance written notice of such change to the other party, in any manner above specified.

16.	Captions.

The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.

17.	Entire Agreement; Modification.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein contained and all prior negotiations, discussions, writings and agreements between the parties with respect to the subject matter herein contained are superseded and of no further force and effect. Except as expressly provided herein, however, this Agreement is not intended to have any effect on any Purchaser Lease or the Option Agreement. No covenant, term or condition of this Agreement shall be deemed to have been waived by either party, unless such waiver is in writing signed by the party charged with such waiver.

18.	Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

19.	Controlling Law.

This Agreement shall be governed by and construed in accordance and the laws of the State of Idaho.

20.	Severability.

The unenforceability or invalidity of any provisions of this Agreement shall not render any other provision herein contained unenforceable or invalid.

21.	“As Is” Sale.

Except as expressly set forth in this Agreement and in any of Seller’s Closing Documents, Purchaser warrants and acknowledges to and agrees with Seller that Purchaser is purchasing the Subject Property in its “As-Is” condition “With All Faults” as of the Closing Date and specifically and expressly without any warranties, representations or guarantees, either express or implied, as to its condition, fitness for any particular purpose, merchantability, or any other warranty of any kind, nature, or type whatsoever from or on behalf of Seller. Except as expressly set forth in this Agreement and in any of Seller’s Closing Documents, Seller specifically disclaims any warranty, guaranty or representation, oral or written, past or present, express or implied, concerning (a) the value, nature, quality or condition of the Subject Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Subject Property, (c) the suitability of the Subject Property for any and all activities and uses which Purchaser may conduct thereon, including the possibilities for future development of the Subject Property, (d) the compliance of or by the Subject Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (e) the habitability, merchantability, marketability, profitability or fitness for a particular purposes of the Subject Property, (f) the manner or quality of the construction or materials, if any, incorporated into the Subject Property, (g) the manner, quality, state of repair or lack of repair of the Subject Property, or (h) the presence or absence of Hazardous Materials at, on, under or adjacent to the Subject Property or any other environmental matter or condition of the Subject Property. Purchaser acknowledges and agrees that except as expressly set forth in this Agreement and any of Seller’s Closing Documents, any information provided by or on behalf of Seller with respect to the Subject Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and make no representations as to accuracy or completeness of such information. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Subject Property, or the operation thereof, furnished by any real estate broker, agent, employee, servant or other person, except as expressly set forth in this Agreement and in any of Seller’s Closing Documents. Purchaser further acknowledges and agrees that Purchaser is a sophisticated and experienced purchaser of properties such as the Subject Property and has been duly represented by counsel in connection with the negotiation of this Agreement. The provisions of this paragraph shall survive Closing and execution and delivery of the Trustee’s Deed.

22.	Time of Essence.

Time is of the essence of this Agreement.

23.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and any signatures to counterparts may be delivered by facsimile or other electronic transmission and shall have the same force and effect as original signatures.

24.	Attorney Fees.

  The party adjudged to be a prevailing party in any judicial proceedings or arbitration between any of the parties will be entitled to be awarded all of its costs and expenses, including without limitation reasonable attorneys’ fees, expert witnesses’ fees, the cost of transcripts and similar expenses related to litigation or arbitration. This provision shall survive Closing and any termination of this Agreement.

25.	Seller 1031 Exchange.

Purchaser hereby agrees to reasonably cooperate with Seller and shall execute any and all documents necessary, in the form reasonably approved by the parties hereto, which shall assign all of Seller’s right, title and interest in and to this Agreement, as amended, to an intermediary (the “Intermediary”) which Intermediary shall complete the sale of the Subject Property in order to accommodate a tax deferred exchange (a “Like Kind Exchange”) for Seller pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”); provided however, that in no event shall (i) Purchaser be required to incur any additional costs, expenses, obligations or other liabilities in connection with assisting Seller with the Like Kind Exchange (other than any costs and expenses resulting from a review of Like Kind Exchange documents); (ii) such Like Kind Exchange delay or be a condition to the closing; (iii) Purchaser be required to take title to any real property other than the Subject Property; or (iv) any such assignment in connection with any such Like Kind Exchange release either Purchaser or Seller from any liability or obligation of performance by either Purchaser and Seller under the Agreement, as amended. Purchaser makes no representations to Seller regarding the qualification of a Like Kind Exchange undertaken by Seller under Section 1031 of the Code and shall not be liable to Seller in any manner whatsoever if a Like Kind Exchange completed in accordance with this Section should not qualify for any reason under Section 1031 of the Code. In the event Seller assigns to an Intermediary its rights under this Agreement, Seller shall unconditionally guaranty the full and timely performance by the Intermediary each and every one of the representations, warranties, indemnities, obligations and undertakings of the Intermediary pursuant to the Agreement, as amended, and any escrow instructions (or amendments thereto).

26.	No Recording.

Purchaser shall not record this Agreement nor a memorandum thereof against the Subject Property without the prior written consent of Seller.

27.	Acknowledgement.

The legal description for the Land includes property owned by Seller’s affiliated entity and which is identified as the Outlot Parcel on Exhibit A. At or before Closing, Seller shall cause Seller’s affiliate to transfer to Seller, or the Purchaser, at Seller’s discretion, title to the Outlot Parcel in accordance with and subject to the terms of this Agreement.

28.	Exhibits.

The exhibits listed below are made a part hereof, with the same force and effect as if specifically set forth herein. If any exhibit identified as a “Schedule” in the list below has not been completed on the date this Agreement is fully executed by the parties, Seller shall complete and send the same to Purchaser with five (5) days after the Effective Date, whereupon such substitute exhibit provided by Seller shall be substituted for the incomplete exhibit originally attached to this Agreement, and such completed exhibit shall be deemed a part hereof, with the same force and effect as if originally attached hereto.

Exhibit A	-	Legal Description of the Land
Exhibit B-1	-	Schedule of Leases (Existing Leases, Approved New Leases and Purchaser Leases)
Exhibit B-2	-	Schedule of Landlord Defaults under Leases, Rent Delinquencies, Written Bankruptcy Notices, Unfulfilled Tenant Improvement Work, and Future Brokerage Commissions
Exhibit C	-	Schedule of Contracts
Exhibit D	-	Schedule of Warranties
Exhibit E-1	-	Schedule of Personal Property
Exhibit E-2	-	Schedule of Excluded Personal Property
Exhibit E-3	-	Form of Bill of Sale
Exhibit F	-	Form of Earnest Money Escrow Agreement
Exhibit G	-	Permitted Encumbrances
Exhibit H	-	Form of Termination of Management Agreement
Exhibit I	-	Form of Tenant Estoppel Certificate
Exhibit J	-	Form of Seller’s Tenant Estoppel Certificate
Exhibit K	-	Form of Deed
Exhibit L	-	Form of Seller’s Affidavit
Exhibit M	-	Form of Certificate of Representations and Warranties
Exhibit N	-	Form of FIRPTA
Exhibit O	-	Form of Assignment of Leases and Assumption Agreement
Exhibit P	-	Form of Tenant Notice
Exhibit Q	-	Form of Assignment of Warranties and Assumption Agreement
Exhibit R	-	Form of Assignment of Assumed Contracts and Assumption Agreement
Exhibit S	-	Form of Notice to Contractors
Exhibit T	-	Form of Assignment of Intangibles and Assumption Agreement
Exhibit U	-	Intentionally Omitted
Exhibit V	-	Form of Deed and Money Escrow Agreement
Exhibit W	-	Definitions
Exhibit X	-	Due Diligence Items

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the Effective Date.

PURCHASER:		SELLER:

St. Luke’s Health System, Ltd., an Idaho nonprofit corporation		SCCP Boise, Limited Partnership, a Delaware limited partnership

			By:	SCCP Boise GP, Inc.,
a Delaware corporation,
By:	/s/ Jeff S. Taylor			its sole General Partner

Its: SVP, CFO
		By:	/s/ Anthony Maretic

Its: Treasurer